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                                                                   EXHIBIT 99.11

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 33 to the registration statement on Form N-1A (the "Registration Statement") of our report dated October 20, 1997, relating to the financial statements and financial highlights appearing in the August 31, 1997 Annual Report to Shareholders of Paine Webber Balanced Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights - Balanced Fund" in the Prospectus and under the heading "Other Information - Independent Accountants and Auditors" in the Statement of Additional Information.

/s/ Price Waterhouse LLP

Price Waterhouse LLP
1177 Avenue of the Americas
New York, New York 10036
December 29, 1997